Exhibit 99.1

Alcoa Corporation Reaches Early Termination Agreement for Power Contract Tied to Curtailed Rockdale Smelter in Texas

Action supports Company’s strategic priorities to reduce complexity and drive returns

PITTSBURGH--(BUSINESS WIRE)--October 13, 2017--Alcoa Corporation (NYSE:AA), a global leader in bauxite, alumina and aluminum products, today announced that the Company and power provider Luminant Generation Company LLC have terminated the electricity contract tied to Alcoa’s Rockdale Operations in Texas. The smelter at Rockdale has been fully curtailed since the end of 2008.

The termination of the contract, which had been set to expire no later than 2038, was effective as of October 1, 2017.

While the Company sold surplus electricity since the smelter’s curtailment, Alcoa’s cost of power under the contract exceeded the related revenue.

The Company expects an annual improvement to net income and adjusted EBITDA (earnings before interest, tax, depreciation and amortization) of $60 million to $70 million as a result of the contract termination, beginning in the fourth quarter of 2017.

“Reaching a resolution on the Rockdale power contract aligns with two of our strategic priorities – to reduce complexity and to drive returns,” said William Oplinger, Executive Vice President and Chief Financial Officer. “It eliminates a complex, long-term contract tied to the Rockdale location, and positions Alcoa for improved profitability and higher returns.”

In accordance with the early termination agreement, Alcoa made a lump sum payment of $237.5 million on October 10, 2017 and transferred approximately 2,200 acres of related land and other assets to Luminant. The Company will record a charge of approximately $250 million (pre- and after-tax) in the fourth quarter of 2017 associated with the transaction.

In addition to the power contract, Alcoa and Luminant terminated other related fuel and lease agreements effective as of the same October 1 date.

As a result of the early termination, Alcoa has initiated a strategic review of the remaining buildings and equipment associated with the smelter, casthouse and the aluminum powder plant. A decision on those assets is expected by the end of 2017. Separately, the Company continues to own more than 30,000 acres of land at the Rockdale site.

About Alcoa

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina and aluminum products, with a strong portfolio of value-added cast and rolled products and substantial energy assets. Alcoa is built on a foundation of strong values and operating excellence dating back nearly 130 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since inventing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability and stronger communities wherever we operate. Visit us online on www.alcoa.com, follow @Alcoa on Twitter and on Facebook at www.facebook.com/Alcoa.

Dissemination of Company Information

Alcoa Corporation intends to make future announcements regarding company developments and financial performance through its website at www.alcoa.com.

Forward-Looking Statements

This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect the Company’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although the Company believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. The Company disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Alcoa Corporation’s definition of Adjusted EBITDA is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa Corporation’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. The Company has not provided a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measure to the most directly comparable forward-looking GAAP financial measure due primarily to the variability and complexity in making accurate forecasts and projections, as management cannot reliably predict all of the necessary components of such GAAP measure.

CONTACT:
Alcoa Corporation
Investor Contact
James Dwyer, 412-992-5450
James.Dwyer@alcoa.com
or
Media Contact
Jim Beck, 412-315-2909
Jim.Beck@alcoa.com

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